UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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Texas Pacific Land Trust

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Texas Pacific Land Trust Sends Letter Requesting
Explanations from Dissident Nominee Eric Oliver

DALLAS (May 16, 2019) – Texas Pacific Land Trust (NYSE:TPL) (“TPL” or the “Trust”) today sent a letter to dissident nominee Eric L. Oliver, requesting certain information about Mr. Oliver’s background, interests and potential conflicts of interests to address serious concerns about his candidacy.

The Trust asks Mr. Oliver to reconsider his refusal to complete the standard candidate questionnaire in order to give shareholders the opportunity to make a fully-informed decision in advance of the special meeting to elect TPL’s next Trustee. In the letter, the Trust requests a response from Mr. Oliver by 5:00 pm Central Time on May 20, 2019.

The letter to Mr. Oliver follows:

Contacts

Media:
Abernathy MacGregor
Sydney Isaacs / Jeremy Jacobs
(713) 343-0427 / (212) 371-5999
sri@abmac.com / jrj@abmac.com

Investor Relations:
MacKenzie Partners
Paul Schulman / David Whissel
(212) 929-5500 or (800) 322-2885
pschulman@mackenziepartners.com

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		OFFICERS:
JOHN R. NORRIS III	Telephone (214) 969-5530	TYLER GLOVER
DAVID E. BARRY		ROBERT J. PACKER

May 16, 2019

Eric L. Oliver SoftVest L.P.

400 Pine Street, Suite 1010

Abilene, Texas 79601 Dear Mr. Oliver:

We are writing to you in our capacity as trustees of Texas Pacific Land Trust (the “Trust”).

As fiduciaries of the Trust and pursuant to the Trust’s Declaration of Trust, we have a duty to inquire into your background, interests and potential conflicts with respect to your potential service as a trustee. Accordingly, on March 28, 2019, we sent you a standard questionnaire intended to explore these topics. The other trustee nominees fully completed the same questionnaire, but you refused to answer even a single question. In an effort to discharge our duties and to secure a fully-informed shareholder vote, we want to give you every opportunity to provide the requested disclosure. We ask that you reconsider your position and return a completed and executed copy of the enclosed questionnaire.

Over the past several weeks, we have received certain information about your background, interests and potential conflicts that raise concerns regarding your candidacy. By providing truthful and fulsome responses to the questionnaire, you have the opportunity to put those concerns to rest and to provide shareholders with the information necessary for an informed vote. Conversely, your continued refusal to provide this information would deprive shareholders of information that is plainly material to your candidacy and would disqualify you from serving as a trustee.

Please respond to the questionnaire and certify the accuracy of your responses. In connection with your completion of the questionnaire, we draw your attention in particular to questions 1.9, 1.13, 1.15, 2.1, 2.8, 3.1, 3.2, 3.3, 3.4 and 4.2 and ask that you ensure that you have addressed the following concerns:

1.	In the quarterly and annual reports of AMEN Properties, LLC (“AMEN”), you are described as serving on the board of the “First National Bank of Midland.” We have been unable to confirm that any such bank exists. A shareholder of AMEN pointed this out to you in a letter as early as 2012 (the letter is attached hereto as Exhibit A) and asked you to explain also several other contradictions in your resume. Please provide an explanation of these discrepancies.

2.	According to your video released on April 16, 2019, former General Agent and Chief Executive Officer Roy Thomas entrusted you over ten years ago with confidential surface maps of the Trust. Please address whether you have used that confidential information to acquire any assets, trade any securities (or options), or pursue any commercial or financial ventures, whether personally or through any entity under your direction.

3.	In its governing documents, AMEN committed to donate 10% of its earnings to Christian charitable organizations. It appears that beginning as early as 2015, AMEN stopped making these donations and instead began paying a “tithing” dividend to its shareholders with no obligation to make a donation. Based on AMEN’s public disclosures, it appears that you and your family members are among the largest shareholders of AMEN and that there was no shareholder vote to change the governing documents of AMEN. Please provide an explanation of the apparent discrepancy with respect to the AMEN governing documents as well as an explanation of this apparent conflict of interest.

4.	Santa Monica Partners, a 0.2% shareholder of the Trust, acquired its shares immediately after you launched the proxy contest and issued a Schedule 13D (required only by shareholders owning 5% or more) in support of your candidacy. As described in our investor presentation dated April 25, 2019, Santa Monica has a longstanding relationship with Horizon Kinetics and its co-founder Murray Stahl.[1] As a consequence, it appears that Santa Monica may be an undisclosed member of your group and a hidden participant in your proxy solicitation, in violation of Regulation 13D and Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Please provide an explanation of this relationship and why the relationship with Santa Monica was not disclosed.

5.	Universal Guaranty Life Insurance Company (“UGLIC”), a holder of 39,000 shares of the Trust, issued a press release in “enthusiastic support” of you. As described in our investor presentation dated April 25, 2019, UGLIC has a longstanding relationship with you.[2] We also learned that you were an 8.2% shareholder of UGLIC as recently as 2016. As a consequence, we have reason to believe that UGLIC is an undisclosed member of your group and a hidden participant in your proxy solicitation, in violation of Regulation 13D and Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Please provide an explanation of this relationship and why the relationship with UGLIC was not disclosed.

6.	During your tenure as AMEN’s Chair and CEO, your investment firm SoftVest provided AMEN a preferred promissory note that financed a royalty acquisition in late 2007. Please explain what efforts were taken to ensure that this related party transaction was negotiated on an arms-length basis such that it did not constitute unlawful self-dealing.

7.	We have reason to believe that your group has engaged in undisclosed proxy solicitation using various online sources, including forums, paid investment discussion websites and blogs. Please explain whether your group, or others at your group’s direction or in consultation with it, have engaged in such undisclosed proxy solicitation in connection with your candidacy.

8.	We have reason to believe that your group and your affiliates and associates, directly and indirectly, own a significant number of oil and gas interests, at least some of which are located in the Permian Basin through various entities, including AMEN, SoftVest and affiliated entities. Please describe those interests and explain whether they do business with or compete with the Trust, or are in a position to profit from the activities of the Trust.

1 Lawrence J. Goldstein, the principal of Santa Monica, is a member of the Board of Directors of FRMO Corp., a company that trades on the OTC Market under the symbol FRMO. Horizon Kinetics LLC co-founders Murray Stahl and Steve Bregman founded FRMO and Mr. Stahl serves as CEO and Chairman, while Mr. Bregman is President, CFO and Director of FRMO. Horizon Kinetics LLC co-founders Murray Stahl and Steve Bregman founded FRMO and Mr. Stahl serves as CEO and Chairman, while Mr. Bregman is President, CFO and Director of FROM.

2 Jesse T. Correll has been Chairman and CEO of Universal Guaranty Life Insurance Company since 2000. Correll was a member of the Board of Directors of AMEN Properties, Inc. from December 2008 until at least September 2010 (specific date unknown). Correll is also connected to SFF Royalty, LLC, through his involvement with Universal Guaranty Life Insurance Company, which is a member of SFF Royalty, from 2010 through at least 2014. SFF Royalty, LLC is an entity through which AMEN owns oil and gas interests.

9.	We have reason to believe that your family members, including your brother and sons, own a significant number of oil and gas interests, at least some of which are located in the Permian Basin through various entities. Please describe those interests and explain whether they do business with or compete with the Trust, or are in a position to profit from the activities of the Trust.

We look forward to receiving from you the information that is requested by no later than 5:00 p.m. Central Time on May 20, 2019. This letter is being sent on behalf of the Trust while expressly reserving, and without waiving, any and all rights and defenses that the Trust may have with respect to this matter.

We would have preferred to send you this letter privately. However, the decision of your group to publicize our prior confidential settlement outreach (and alter the text of our communication in your purported “reprint”) made it clear that we cannot expect to communicate with you privately. Therefore, we are making this letter public.

Very truly yours,

By: /s/ JOHN R. NORRIS III

Name: John R. Norris III

Title: Co-Chairman

By: /s/ DAVID E. BARRY

Name: David E. Barry

Title: Co-Chairman

EXHIBIT A

[redacted]

Wednesday, 26 December 2012

Mr. Eric L. Oliver, Chairman
AMEN Properties
Post Office Box 835451
Richardson, Texas 75083-5451

Dear Mr. Oliver,

As a shareholder, I was recently reviewing AMEN Properties' 2011 Annual Report. I was most particularly interested in the biographies of the members of the board of directors as I am a relatively new shareholder and I wanted to familiarize myself with the backgrounds of each of the directors.

My primary occupation is in the oil & gas division of the trust department at a large national bank. So, when I saw that you were a member of the board of directors at the First National Bank of Midland, I went to look at FNB Midland's webpage to see what your duties at that bank were. This is where I discovered some discrepancies that I wish to bring to your attention and to which I would like your response.

First, I discovered that, according to the Federal Deposit Insurance Corporation, the First National Bank of Midland (FDIC#: 35028) ceased to exist when it changed its name to FirstCapital Bank of Texas, N.A. on 1 July 2010. This in of itself is not a concern, but your official biography in the reports of AMEN Properties continues to refer to the name of the bank as the First National Bank of Midland. Since currently a bank with such a name does not exist, this could lead to some confusion.

Second, I looked at the members of the board of directors of FirstCapital Bank of Texas, N.A. It does not appear that you are a director of this bank, so I am confused as to why your official biography would state otherwise.

Third, your official biography states that you are president

[redacted]